CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of Compass EMP Funds Trust (the “Trust”), and to the use of our report on Compass EMP Ultra Short-Term Fixed Income Fund (the “Fund”), a series of shares of beneficial interest of the Trust, dated August 30, 2012 on the statement of assets and liabilities and the related statement of operations as of August 7, 2012 of the Fund.  Such financial statements appear in the Trust's Statement of Additional Information.

   BBD, LLP

Philadelphia, Pennsylvania

October 29, 2012